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Phil Terrigno	Mark Macaluso
+1 914-641-2143	+1 914-641-2064
phil.terrigno@itt.com	mark.macaluso@itt.com

ITT Completes Acquisition of Svanehøj, Leading Provider of Customized Critical Liquid and Cryogenic Pumps

STAMFORD, Conn., Jan. 19, 2024 – ITT Inc. (NYSE: ITT) today announced the completion of its acquisition of Svanehøj Group A/S (Svanehøj), a supplier of pumps and related aftermarket services with leading positions in cryogenic applications for the marine sector. ITT previously announced the acquisition on Nov. 1, 2023. The acquisition will be primarily funded through a €300 million term loan entered into on Jan. 12, 2024. The business will be integrated into ITT’s Industrial Process segment, a global flow leader focused on highly engineered pumps, valves and aftermarket services.

Svanehøj’s product portfolio primarily consists of deepwell gas cargo pumps, fuel and energy pumps and tank control systems for low-emission and green fuels. The company holds a leadership position in three of the four verticals in which it operates, including ammonia and liquefied petroleum gas (LPG) cargo pumps, LPG fuel pumps and liquefied natural gas (LNG) fuel pumps. Svanehøj is also a recognized aftermarket provider because of its service capabilities for its large installed base and third-party equipment maintenance.

Founded in 1928, Svanehøj employs approximately 400 highly skilled professionals and has operations in Denmark, Singapore and France. Approximately half of its annual sales are to customers in Europe, followed by Asia Pacific, the Americas and the rest of the world. The company generated ~$140 million in sales in 2022.

About ITT
ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.
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